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                                                                    EXHIBIT 99.2


TERENCE HALLINAN
District Attorney
DAVID A. PFEIFER, State Bar. No. 127785
Assistant Chief District Attorney
JUNE D. CRAVETT, State Bar No. 105094
Assistant District Attorney
732 Brannan Street
San Francisco, California 94103
Telephone:  (415) 551-9537

BILL LOCKYER
Attorney General
HERSCHEL T. ELKINS
Senior Assistant Attorney General
SUSAN E. HENRICHSEN, State Bar No. 66174
IAN K. SWEEDLER, State Bar No. 169969
Deputy Attorneys General
110 West A Street, Suite 1100
San Diego, CA 92186-5266
Telephone: (619) 645-2081

Attorneys for Plaintiff, the People of the State of California



               IN THE SUPERIOR COURT OF THE STATE OF CALIFORNIA

                        FOR THE COUNTY OF SAN FRANCISCO

                            UNLIMITED JURISDICTION

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THE PEOPLE OF THE STATE OF CALIFORNIA,                    Case No. 313230

                            Plaintiff,                    STIPULATED FINAL
                                                          JUDGMENT AND PERMANENT
               vs.                                        INJUNCTION

PROVIDIAN FINANCIAL CORPORATION, a Delaware corporation; PROVIDIAN BANK, a Utah corporation and PROVIDIAN BANCORP SERVICES, a California corporation,

                            Defendants.
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     Plaintiff, the People of the State of California, appearing through its attorneys Terence Hallinan, District Attorney of the City and County of San Francisco, by Assistant District Attorneys David A. Pfeifer and June D. Cravett, and Bill Lockyer, Attorney General for the State of California, by Senior Assistant Attorney General Herschel T. Elkins and Deputy Attorneys General Susan
E. Henrichsen and Ian K. Sweedler, and defendants Providian Financial Corporation, Providian Bank and Providian Bancorp Services (hereinafter collectively referred to as "defendant"), appearing through their attorneys Keker & Van Nest, L.L.P., by Robert A. Van Nest and Jon S. Tiger; and it appearing to the court that the parties hereto have stipulated and consented to the entry of this final judgment without the taking of proof and without trial or adjudication of any fact or law herein, without this Stipulated Final Judgment and Permanent Injunction constituting evidence of or an admission by any defendant regarding any issue of law or fact alleged in the Complaint, and without any defendant admitting any liability herein, and the court having considered the matter and good cause appearing therefor,

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

     A. This court has jurisdiction of the parties hereto and the subject matter hereof.

     B. The Stipulated Final Judgment and Permanent Injunction entered into by the parties has been reviewed by the court and it is found to have been entered in good faith and to be in all respects suitable and equitable.

     C. Pursuant to the Stipulation for Entry of Final Judgment and Permanent Injunction, the parties have agreed to the entry of this final judgment and permanent injunction.

     D. The injunctive provisions of this Stipulated Final Judgment and Permanent Injunction shall be applicable to defendants Providian Financial Corporation, Providian Bank and Providian Bancorp Services, as well as their subsidiaries; their successors and the assigns of all or substantially all the assets of their businesses; their directors, officers, employees, agents, independent contractors, partners, associates and representatives of each of them; and to all persons, corporations and other entities acting in concert or in participation with any of them with actual or constructive knowledge of this Stipulated Final Judgment and Permanent Injunction.

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                                  DEFINITIONS

     E. The following definitions shall apply to this Stipulated Final Judgment and Permanent Injunction:

          (1) "Account Related Charges" means all charges to an account other than purchases, charges for fee-based products and cash advances initiated by the consumer. "Account Related Charges" includes all other charges, for example, finance charges, application fees, annual membership fees, credit line increase fees, late fees, over limit fees and points.

          (2) "APR" means annual percentage rate, as defined in Regulation Z, 12 C.F.R. Part 226.

          (3)  "Attempt by defendant to have the consumer retain" shall mean:

               (a) With respect to defendant's Gold, Platinum and Capital Cash product, a transfer of the consumer to any retention or salvage unit; and

               (b) With respect to defendant's Classic, Gateway and secured products, any transaction reported as a "salvaged" or "saved" sale (or similar term) in defendant's computerized databases, provided however, that for Credit Protection and PricePro in defendant's Classic product line during the period preceding June 1999, an "attempt by defendant to have the consumer retain" shall mean any transaction where the reason for the call is reported in defendant's computerized databases as "Credit Protection" or "PricePro" and the account notes indicate that the consumer attempted to cancel the product or asserted that they had not agreed to purchase the product.

          (4) "Clear and conspicuous" shall mean that the disclosure is readable and reasonably understandable (or in the case of oral disclosures audible and reasonably understandable) and designed to call attention to the nature and significance of the information in the disclosure. For example, if a claim as to a feature or benefit is made in a written advertisement or solicitation, and there is any material limitation or condition that is not disclosed in close proximity to the claim, this clear and conspicuous standard

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     requires that:

               (a) The advertisement or solicitation shall contain a reference to the limitation, condition or cost disclosure in type of at least 10 point type size (other than on the outside of a direct mail envelope, where the text shall be in at least 8 point type size) either in close proximity to the claim or, if indicated by an asterisk affixed to the claim, on the page where the claim is stated;

               (b) The reference shall call attention to the fact that the disclosure contains limitation, condition or cost information, by using the terms "limitation" or "condition" or "cost" or their substantial equivalents;

               (c) The reference shall direct the consumer to the location of the disclosure, which shall be in or with the advertisement or solicitation; and

               (d) The actual disclosure of limitation, condition or cost information shall itself be readable and reasonably understandable and designed to call attention to the nature and significance of the information in the disclosure.

     These requirements would apply to situations where, for example, a claim is made regarding the cost of a feature or benefit, but such claim is subject to material conditions or limitations. And where, as another example, a claim, explicitly or by implication, indicates that a feature or benefit is without cost, but there is a material cost for the feature or benefit.

          (5)  "Days" shall mean calendar days unless otherwise specified.

          (6) "Defendant" shall mean defendants Providian Financial Corporation, Providian Bank and Providian Bancorp Services, and each of them.

          (7) "Interest Rate Proof" shall mean the material provided, verbally or in writing, by a consumer to defendant which indicates the interest rate(s) the consumer was paying to other creditors on the balance(s) transferred to defendant.

          (8) "Finance charge" shall have the same meaning as that term has in Regulation Z, 12 C.F.R.. Part 226.

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          (9)  "Misleading" and "Deceptive" shall mean any act or omission that is misleading or deceptive within the meaning of the Federal Trade Commission Act or California Business & Professions Code (S) 17200 or (S) 17500.

          (10) "Periodic Rate" and "periodic statement" shall have the same meaning as those terms have in Regulation Z, 12 C.F.R. Part 226.

          (11) "Personalized Interest Rate" shall mean the non-introductory periodic rate defendant applied to balance(s) transferred by the consumer to defendant pursuant to the Guaranteed Savings Rate program.

          (12) "Settlement Date" shall mean the date of entry of this Stipulated Final Judgment and Permanent Injunction.

          (13) "Telemarketing," "telephone conversation," "telephone sale" and "telephone solicitation" all include both calls initiated by defendant and calls initiated by a consumer unless specifically provided otherwise. "Telemarketing," "telephone conversation," "telephone sale" and "telephone solicitation" shall not include communications conducted over the Internet.

          (14) "Written" and "writing" shall include communications over the Internet.

                             PERMANENT INJUNCTION

     F. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to its Guaranteed Savings Rate Program and any other type of balance transfer program:

          (1) Defendant shall comply with the Fair Credit Reporting Act, as amended, 15 U.S.C. (S)(S) 1681-1681u, as construed in published interpretations of, and pronouncements concerning, the Fair Credit Reporting Act by the Comptroller of the Currency, the Federal Trade Commission and the Federal Financial Institutions Examinations Council.

          (2) Defendant shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning the Guaranteed Savings Rate program.

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          (3)  Defendant shall not make any misleading or deceptive
     representation, expressly or by implication, to any consumer concerning the extent of savings that could be achieved by transferring balances to defendant.

          (4) Unless defendant states the actual APR or periodic rate that would apply, then, in addition to any other disclosures required by law or regulation, defendant shall, in any oral or written advertisement or solicitation, including communications about use(s) of an existing credit account, make the additional disclosures required by paragraph F(5) if, anywhere in such advertisement or solicitation, defendant states:

               (a) Any positive or negative number describing the APR, periodic rate, interest rate, finance charge or payment amount that applies, or would apply, to the account or any portion of the account; or

               (b) That the APR, periodic rate, interest rate, finance charge or payment amount that applies, or would apply, to the account or any portion of the account, whether or not stated as a positive or negative number, is in any way based upon an APR, periodic rate, interest rate, finance charge or payment amount the consumer had been charged, is being charged, or is charged in the future by another creditor or other creditors.

          (5)  The additional disclosures required by paragraph F(4) shall be:

               (a) If the advertisement or solicitation represents, expressly or by implication, that the consumer will achieve savings through the product's or program's APR or periodic rate relative to the rate(s) charged by the consumer's existing or future creditor(s), defendant shall clearly and conspicuously disclose the maximum savings, stated as a percentage reduction in the APR or periodic rate, achievable pursuant to the product or program. "Percentage reduction," as used in this paragraph, refers to a "difference" as that term is used in mathematics. (For example, the percentage reduction from fifteen percent (15%) to thirteen percent (13%) is two percent (2%).);

                                      -6-
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               (b)  If there is any condition or limitation on the consumer achieving the maximum savings disclosed in paragraph F(5)(a), defendant shall clearly and conspicuously disclose the existence of such condition or limitation, and defendant shall clearly and conspicuously disclose the maximum APR or maximum periodic rate (or maximum addition to prime rate or other benchmark rate, if the rate is a variable rate), stated as a percentage, that could apply if the consumer fails to meet such condition or exceeds such limitation; and

                    (i) Describe the assumptions used to calculate, conditions for, and limitations on, achieving the maximum savings attributable to the APR or periodic rate; or

                    (ii) Advise the consumer how to obtain a description of the assumptions used to calculate, conditions for, and limitations on, achieving the maximum savings attributable to the APR or periodic rate, and that the consumer should not make any final decision before obtaining and reviewing such information; and

               (c) If any APR or periodic rate is subject to an introductory or prove-up period, or is otherwise temporary under the account terms, defendant shall clearly and conspicuously disclose that the APR or periodic rate is a temporary rate and the length of the introductory period or the time such rate will expire.

          (6) For any product or program in which the APR or periodic rate applied, or to be applied, is determined, in whole or in part, by information supplied by the consumer concerning the APR or periodic rate the consumer is paying, or has paid, to other creditors, defendant shall:

               (a) Mail a response to the consumer within five (5) days of receipt of the information supplied by the consumer, and shall state clearly and conspicuously in that response whether the information is sufficient to determine the APR or periodic rate to be applied to the consumer's account, and the APR or periodic rate, stated as a percentage, that would apply based on the information supplied by the consumer; and

               (b) If defendant considers the information supplied by the consumer unsatisfactory to determine what APR or periodic rate would apply, defendant shall:

                    (i) In the response required by paragraph F(6)(a), provide a statement to the consumer disclosing the reason(s) the information is considered unsatisfactory by defendant and provide a description of the type of information defendant typically considers satisfactory to determine the APR or periodic rate that applies, or would apply; and

                    (ii) Before taking any action unfavorable to such consumer, provide the consumer with at least thirty (30) days from the mailing of the response to submit additional information.

          (7) If defendant would otherwise charge a fee when a balance is transferred away from defendant, defendant shall allow a consumer to transfer a balance from defendant to another creditor without imposing that fee if the balance is transferred within thirty (30) days of the mailing of the first periodic statement which reflects any non-introductory rate applied to a balance or balances previously transferred by the consumer to defendant. Defendant shall clearly and conspicuously disclose this provision as an account term, and on such periodic statement.

          (8) In any advertisement or solicitation regarding a balance transfer, where that transfer may be subject to a balance transfer fee, defendant shall clearly and conspicuously disclose:

               (a) The existence of the balance transfer fee;

               (b) The amount of the balance transfer fee; and

               (c) The specific circumstances under which the balance transfer fee may be imposed.

          (9) Defendant shall implement the provisions of paragraphs F(4) through F(8) within ninety (90) days of the Settlement Date.

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

     G. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to Credit Protection and any other type of "Payment Deferral Product" (as that term is defined in paragraph G(2), below):

          (1) Defendant shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning the benefits of Credit Protection. (2) Defendant shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning any product or program designed or advertised to assist consumers in the event of involuntary unemployment, hospitalization, accident, sickness or disability ("Payment Deferral Product").

          (3) In all oral or written advertisements, solicitations or other communications with consumers that promote Credit Protection or any other Payment Deferral Product, defendant shall clearly and conspicuously disclose either:

               (a) All limitations on the benefits of Credit Protection or the Payment Deferral Product, as applicable; or

               (b) That the benefits of Credit Protection or the Payment Deferral Product, as applicable, are subject to material limitations, that the limitations are described in the written terms and conditions for the product, and that the consumer should read these limitations before purchasing the product.

          (4) Defendant shall not, as a result of the activation of Credit Protection benefits or any other Payment Deferral Product benefits, restrict or limit the consumer's ability to use any emergency credit line on the consumer's account, whether or not such line is part of a separate product. This shall not limit defendant's ability to freeze the consumer's account (other than the emergency credit line) during the period of activation, provided that defendant provides a clear and conspicuous written disclosure to the consumer at or before the purchase of Credit Protection or the Payment Deferral Product (in a manner not inconsistent with the other provisions of paragraph G), and again at the

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

     time of activation of the benefits, that activation of Credit Protection or other Payment Deferral Product benefits will result in defendant freezing the consumer's account but will not affect the consumer's ability to use any emergency credit line.

          (5) Defendant shall not make a sale of Credit Protection or any other Payment Deferral Product to a consumer until defendant has provided the consumer with a complete description of Credit Protection or the Payment Deferral Product. Except as provided in paragraphs G(6) and G(7), the prohibition of this paragraph includes any type of "negative-response" or "negative-option" sale, including, but not limited to, any sale that provides the consumer with a free review, trial, or sample period, whereby the consumer is obligated to begin paying for the product if the consumer does not cancel the product by the end of such period.

          (6) Defendant may provide a consumer with a free review, trial or sample period, without providing the consumer in advance with a complete written description of the terms and conditions of Credit Protection or the Payment Deferral Product if:

               (a) Defendant clearly and conspicuously discloses to the consumer in advance that:

                    (i) The free review, trial or sample period is without
               obligation;

                    (ii) During such period, defendant will provide the consumer with the complete terms and conditions in writing; and

                    (iii) The product will expire at the end of such period and no charges will be made to the consumer, unless the consumer, after receiving the complete written description of the product, affirmatively and expressly agrees to purchase the product; and

               (b) Defendant acts in accordance with the disclosures of paragraph G(6)(a).

          (7) Defendant may provide the consumer with a free review, trial or sample

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     period for Credit Protection or other Payment Deferral Product and may begin to charge the consumer for such product at the end of that period if the consumer does not cancel the product by the end of that period, only if:

               (a) Prior to the solicitation offering the free review, trial or sample period, defendant provides the consumer in advance with a complete written description of the terms and conditions of Credit Protection or the Payment Deferral Product;

               (b) Defendant confirms that such description was received by the consumer and provides the consumer with the opportunity to ask questions;

               (c) Defendant discloses all significant and material limitations of Credit Protection or the Payment Deferral Product;

               (d) Defendant clearly and conspicuously discloses to the consumer that a charge will automatically be imposed by defendant if the consumer does not cancel the product by the end of the period, and the amount of such charge;

               (e) The consumer states affirmative agreement that he or she understands that a charge will automatically be imposed by defendant if the consumer does not cancel the product by the end of the period, prior to agreeing to the free review, trial or sample period;

               (f) The communications required by paragraphs G(7)(b), G(7)(c), G(7)(d) and G(7)(e) are tape recorded and maintained by defendant for a period of at least twelve (12) months after the expiration of the free review, trial or sample period, provided however, after one year after the Settlement Date, the tape recording shall be maintained for a period of nine (9) months, and provided further, if defendant becomes aware of any dispute concerning the sale of the product to the consumer prior to the end of such twelve (12) or nine (9) month period, as applicable, defendant shall maintain the recording until the dispute has been finally resolved; and

               (g) Within ten (10) days after beginning of the free review, trial or

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          sample period, defendant shall mail a written confirmation to the consumer that clearly and conspicuously discloses:

                    (i)   The date of the telephone sale;

                    (ii)  The name of the fee-based product;

                    (iii) The amount of the charge for the fee-based product;

                    (iv) The fact that defendant will begin to charge the consumer at the end of the free review, trial or sample period together with the date the free review, trial or sample period will end;

                    (v) The consumer's right to cancel, without any charge, within thirty (30) days from the date of the mailing of the periodic statement where the charge first appears; and

                    (vi) The telephone number the consumer should use to cancel the product.

          (8) Defendant shall allow any consumer who is charged, on other than a monthly basis, for Credit Protection or other Payment Deferral Product to cancel such product for any reason or no reason and, in such event, shall provide the consumer with a pro rated refund of fees.

          (9) Defendant shall ensure that agreements for Credit Protection and other Payment Deferral Products do not contain terms or conditions that are not enforced by defendant.

          (10) Except in the consumer's favor (meaning only a reduction in price without a reduction in benefits, removal of limitations without a reduction of benefits, or the addition of benefits without additional costs or limitations), defendant shall ensure that the agreements for Credit Protection and other Payment Deferral Products do not provide defendant the unilateral right to renounce or modify any of the terms of the product under the agreement.

          (11) Defendant shall mail copies of the revised terms and conditions of Credit Protection to all consumers currently paying for, or being provided with, Credit

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     Protection, with the changed terms clearly and conspicuously identified and explained.

          (12) Defendant shall implement the provisions of paragraphs G(3) through G(11) within ninety (90) days of the Settlement Date.

     H. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to its "No Annual Membership Fee" promotion:

          (1) Defendant shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning credit cards represented to require the payment of "No Annual Membership Fee." Defendant shall not advertise or market any credit card as having "No Annual Membership Fee" or "No Annual Fee" if the consumer is required to pay a fee in order to open or maintain a credit card account, or the consumer is required to pay a fee for any product, service, or membership
     associated with the account.   The provisions of this paragraph shall not
     apply to optional products that are offered in conjunction with, or subsequent to the receipt of, a credit card, but that are not required to be purchased in order to open or maintain the credit card account. The provisions of this paragraph also shall not apply to one-time application or processing fees, provided such fees are clearly and conspicuously disclosed to the consumer.

          (2) Defendant shall not make any misleading or deceptive representation to any consumer concerning the fees it charges to open or maintain an account with defendant.

          (3) Within ninety (90) days of the Settlement Date, defendant shall ensure that its advertising, telemarketing scripts, written solicitations, and processes adequately disclose to the consumer all fees that are required to be paid to defendant in order to open or maintain an account with defendant. Defendant shall ensure that:

               (a) Any solicitation or telemarketing script that contains a representation of annual fees or other fees required to open or maintain an account shall also include:

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                    (i)  Clear and conspicuous disclosures of all fees required to be paid by the consumer in order to open or maintain an account with defendant; and

                    (ii) Clear and conspicuous disclosures identifying the
               benefits of an account that require the payment of fees and the amount of such fees; and

               (b) Any advertisement that contains a representation of annual fees or other fees required to open or maintain an account shall also include a clear and conspicuous disclosure that other fees may be charged to open or maintain the account, if, in fact, other such fees may be charged by defendant.

          (4) Defendant shall not refer to a feature of an account as a "benefit" if such feature requires payment of a fee by the consumer, provided, however, this prohibition shall not apply if such reference includes an immediate clear and conspicuous disclosure that the "benefit" requires payment of a fee and the amount of the fee.

          (5) Within ninety (90) days of the Settlement Date, for each consumer who was automatically charged Credit Protection fees, between June 15, 1995 and the Settlement Date, when opening an account with defendant in response to any advertisement, solicitation or statement which indicated that no annual membership fee or no annual fee would be imposed on the account, and who continues to maintain such account, defendant shall offer the consumer the option of:

               (a) Maintaining the account with the terms adjusted so that no Credit Protection fees or annual fees will be required to be paid by the consumer to maintain the account, provided that defendant shall not adjust any other account term in a manner that is unfavorable to the consumer during the period that the consumer continues to maintain the account, and provided further, that the consumer may not use the account to make new charges to the account so adjusted after three (3) months following the date the consumer elects this option (a);

               (b) Maintaining the account on the existing terms, after affirming in

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          writing that they wish to do so following receipt of the revised
          Credit Protection disclosure required by paragraph G of this Stipulated Final Judgment and Permanent Injunction; or

               (c) Being transferred to a replacement account without Credit Protection and without Credit Protection fees or other membership or regularly recurring fees of any kind except for an annual fee of fifty-nine dollars ($59).

          (6) Any consumer described in paragraph H(5) who does not select one of the options described in that paragraph within ninety (90) days after defendant mails notification to the consumer of such options, may be transferred to the replacement account described in paragraph H(5)(c), provided defendant complies with the notice requirements of Regulation Z, 12 C.F.R. Part 226, with respect to a change in terms and the account agreement between the consumer and defendant permits such a change in terms.

     I. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to its "Real Check" promotion and any other type of "Reward Promotion" (as that term is defined in paragraph I(2), below):

          (1) Defendant shall not make any misleading or deceptive representation to any consumer concerning the "Real Check" promotion.

          (2) Defendant shall not make any misleading or deceptive representation to any consumer concerning any reward, rebate, or other promotion promising the payment of a particular dollar amount of money to, or a specific dollar reduction in the debt of, the consumer ("Reward Promotion").

          (3) Within ninety (90) days of the Settlement Date, defendant shall ensure that its advertising, telemarketing scripts, written solicitations, and processes adequately disclose to the consumer the specific terms of the Real Check promotion and any other Reward Promotion. Any solicitation, telemarketing script or advertisement that contains a representation concerning the Real Check or any other Reward Promotion shall also

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     include:

               (a) A clear and conspicuous disclosure of the dollar amount of any balance a consumer is required to transfer to defendant, the APR or periodic rate, stated as a percentage, that would apply to the transferred balance, any balance transfer or other fee that might apply to the transferred balance, and the amount of time such balance transfer must be maintained at defendant in order to qualify for a benefit under the Real Check promotion or any other Reward Promotion;

               (b) A clear and conspicuous disclosure of any purchases the consumer must make using the account, or balances the consumer must carry on the account, and the APR or periodic rate, stated as a percentage, that would apply to those purchases or balances, in order to qualify for a benefit under the Real Check promotion or any other Reward Promotion; and

               (c) Clear and conspicuous disclosure of all fees, costs or other requirements imposed upon the consumer in order to qualify for a benefit under the Real Check promotion or any Reward Promotion.

     J. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to the sale of fee-based products (including Credit Protection and other Payment Deferral Products):

          (1) Defendant shall not make any misleading or deceptive representations, either expressly or by implication, to any consumer concerning the purchase of fee-based products, including, but not limited to Credit Protection, Credit Connections Plus, DrivePro, Driver's Protection Plan, PricePro, and Providian Health Advantage.

          (2) Within ninety (90) days of the Settlement Date, defendant shall ensure that its advertising, telemarketing scripts, written solicitations, and processes require explicit agreement from a consumer to purchase a fee-based product before defendant treats the communication with the consumer as a sale of such product to the consumer. All written and oral communications subject to this paragraph shall include:

               (a) During any telephone solicitation, defendant shall make a clear and conspicuous request to charge the consumer's account;

               (b) During any telephone solicitation, defendant shall make a clear and conspicuous summary of the charge, followed by a clear and conspicuous request that the consumer confirm that the summary is correct, and defendant shall charge the account only if, after that request, the consumer expressly consents to purchase the product and to have the purchase charged to the consumer's account;

               (c) Within ten (10) days after any telephone sale of a fee-based product, defendant shall mail a written confirmation to the consumer that clearly and conspicuously discloses:

                    (i)   The date of the telephone sale;

                    (ii)  The name of the fee-based product;

                    (iii) The amount of the charge for the fee-based product;

                    (iv) The consumer's right to cancel, without any charge, within thirty (30) days from the date of the mailing of the periodic statement on which the charge first appears; and

                    (v) The telephone number the consumer should use to cancel the product.

               (d) Defendant shall, on the periodic statement where the fee-based product charge is first reflected, clearly and conspicuously notify the consumer of the consumer's right to cancel the product purchase with a refund of the charge within thirty (30) days;

               (e) Defendant shall, on each periodic statement reflecting a charge for a fee-based product, identify the charge as a transaction; and

               (f) In any telephone conversation in which a consumer indicates, in substance, that they did not authorize, did or do not want, did or do not need, or wish to cancel, a fee-based product, defendant shall immediately agree to cancel the product without attempting to re-sell the product. Provided, however, if defendant requests and receives affirmative consent from the consumer to provide information concerning the product, defendant may, only after receiving such affirmative consent, attempt to re-sell the consumer the product. Affirmative consent under this paragraph requires that, before initiating any attempt to re-sell, defendant state clearly and conspicuously first, that the consumer has the option of immediately canceling the product, then that the consumer also has the option of receiving further information on the product, and the consumer, after being advised of these options, affirmatively states agreement that he or she would like to receive information on the product. Defendant shall immediately cancel the fee-based product unless the consumer affirmatively states agreement that he or she would like to receive information on the product.

     K. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to balance transfers:

          (1) Defendant shall not make any misleading or deceptive representations, either expressly or by implication, to any consumer concerning balance transfers.

          (2) Within ninety (90) days of the Settlement Date, defendant shall ensure that its advertising, telemarketing scripts, written solicitations, and processes require explicit agreement from a consumer to transfer a balance to defendant before defendant treats the communication with the consumer as authorization to transfer such balance. The communications subject to this paragraph shall include:

               (a) During any telephone solicitation, defendant shall make a clear and conspicuous request to transfer a balance to defendant;

               (b) During any telephone solicitation, defendant shall make a clear and conspicuous summary of the balance transfer, followed by a clear and conspicuous request that the consumer confirm that the summary is correct;

                (c) Within ten (10) days after any telephone sale of a balance transfer, defendant shall mail a written confirmation to the consumer that clearly and conspicuously discloses:


                    (i)   The date of the telephone sale;

                    (ii)  The amount of the balance transfer;

                    (iii) The name of the creditor from whom the balance is to be transferred;

                    (iv) The APR or periodic rate, stated as a percentage, that applies, or would apply, to the balance transfer, or the formula by which the APR or periodic rate will be determined, and in conformance with the requirements of paragraph F, if applicable;

                    (v) The date the balance is to be transferred to defendant, which shall not be less than fifteen (15) days after the mailing of the notice described in paragraph K(2)(c), provided however, that for transactions which were not recorded as provided in paragraph U, the date shall be not less than thirty (30) days after the telephone sale, and provided further, that if the consumer has previously received a notice in writing that contains the information required by paragraphs K(2)(c)(iv) and K(2)(c)(vii), and the consumer initiated the phone call for the purpose of making a balance transfer, and such call is recorded as provided in paragraph U, the transfer may take place at any time after the call;

                    (vi) The right of the consumer to cancel the balance transfer, without any charge, if canceled by the date the balance is to be transferred to defendant;

                    (vii) The right of the consumer to transfer the balance out of defendant, without any balance transfer fee, within thirty
               (30) days after the mailing of the periodic statement on which the balance transfer first appears, if the account terms allow a balance transfer fee to be charged on the transfer of a balance away from defendant; and

                    (viii) The telephone number the consumer should use to
               cancel the balance transfer.

               (d) If defendant would otherwise charge a fee to transfer a balance away from defendant, defendant shall, on the periodic statement where a balance transfer is first reflected, clearly and conspicuously notify the consumer of the consumer's right to transfer the balance from defendant to another creditor within thirty (30) days without any balance transfer fee by defendant; and

               (e) In any telephone conversation prior to the transfer of a balance in which a consumer indicates, in substance, that they did not authorize, did or do not want, did or do not need, or wish to cancel, a balance transfer, defendant shall immediately agree to cancel the balance transfer without attempting to re-sell the consumer the balance transfer. Provided, however, if defendant requests and receives affirmative consent from the consumer to provide information concerning the benefits of a balance transfer, defendant may, only after receiving such affirmative consent, attempt to re-sell the balance transfer. Affirmative consent under this paragraph requires that defendant state clearly and conspicuously first, that the consumer has the option of immediately canceling the balance transfer, then, that the consumer also has the option of receiving information about the benefits of the balance transfer and the consumer, after being advised of these options, affirmatively states agreement that he or she would like to receive information on the benefits of the balance transfer. Defendant shall immediately cancel the balance transfer unless the consumer affirmatively states agreement that he or she would like to receive information on the benefits of the balance transfer.

     L. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to late fees:

          (1) Defendant shall not charge any consumer a late fee in connection with a payment received by defendant by the due date specified on the consumer's periodic statement.

          (2) Defendant shall continuously maintain its payment processing and information systems to ensure that payments are promptly credited to consumers' accounts in accordance with 12 C.F.R. (S) 226.10. Such systems shall include a process to monitor and evaluate all consumer complaints made to, and brought to the attention of, defendant. This process shall monitor and evaluate the nature, frequency, and other characteristics of consumer communications and, if those communications indicate a possible systemic problem in the posting and crediting of consumer payments, defendant shall promptly investigate the matter and shall determine whether its payment processing and information systems require further revisions.

          (3)  Defendant shall strictly adhere to the provisions of 12 C.F.R.
     (S) 226.13 in connection with any billing error notice based upon an alleged failure of defendant to promptly credit a consumer's account in accordance with 12 C.F.R. (S) 226.10.

          (4) Defendant shall promptly reverse any late fee and shall reverse any increased pricing and other adverse financial consequences imposed on a consumer in connection with a payment that was received by defendant by the due date specified on the consumer's periodic statement but treated as a late payment by defendant.

          (5) If defendant waives or reverses a late fee, defendant shall, at that time, inform the consumer whether it will also waive or reverse any related increased pricing or other adverse financial consequences.

          (6) If defendant has publicly announced a grace period for acceptance of late payments as if received on time, defendant shall not shorten that grace period without first announcing the change in the same fashion as the grace period was first publicly announced.

          (7) As required by 12 C.F.R. (S) 226.25, defendant shall maintain evidence of its compliance with the prompt posting requirements of Regulation Z. Such material shall include evidence that defendant has sufficient processes to determine whether, despite written procedures to the contrary, defendant is systemically failing to comply with the prompt posting requirements of Regulation Z.

          (8) Defendant shall implement the provisions of paragraphs L(2) through L(7) within ninety (90) days of the Settlement Date.

     M. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to performance based pricing:

          (1) Defendant shall ensure that its account agreements adequately disclose how its performance based pricing may affect consumers. These agreements shall include:

               (a) A clear and conspicuous explanation of what factors defendant considers in performance based pricing; and

               (b) If defendant utilizes any form of debt-to-income ratios, a clear and conspicuous statement that the consumer should apprise defendant of any increase in the consumer's income.

          (2) If defendant increases a consumer's finance or other Account Related Charges based on any form of a debt-to-income ratio, defendant shall, on the first periodic statement where the finance or other Account Related Charges are increased on that basis, clearly and conspicuously disclose the reason for the increase and that the consumer should contact defendant to update the consumer's income information.

          (3) If the income information submitted by any consumer pursuant to paragraph M(2) reflects a greater amount of income than defendant had utilized in its debt-to-income ratio calculation for that consumer, defendant shall recalculate the consumer's debt-to-income ratio and shall adjust the consumer's account so that the consumer is not required to pay any greater amount of finance or other Account Related Charges than the consumer would have paid if defendant had originally used the recalculated debt-to-income ratio.

          (4) Defendant shall maintain its information systems to ensure that incomes greater than five digits are accurately recorded.

          (5) Defendant shall implement the provisions of paragraphs M(2) through M(4) within ninety (90) days of the Settlement Date.

     N. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to cash advance checks:

          (1) If cash advance checks are sent to consumers, defendant shall ensure that the consumers receive adequate disclosures of the costs and limitations of those checks.

          (2) Defendant shall not charge any overlimit fee to, or impose any increased pricing or other adverse financial consequences on a consumer who exceeds his or her credit limit due to the negotiation of a cash advance check containing an amount pre-printed by defendant.

          (3) Defendant shall not charge any returned check fee for any cash advance check containing an amount pre-printed by defendant that is returned by defendant because honoring the check would cause the consumer to exceed his or her credit limit.

          (4) Defendant shall establish a buffer so that cash advance check(s) containing an amount pre-printed by defendant shall together total at least five hundred dollars ($500) less than the cardholder's available credit, (including any line increase that would be made available upon use of the check(s)) at the time the checks are prepared by defendant.

          (5) Any cash advance check containing an amount pre-printed by defendant shall be sent to the consumer no later than ten (10) days after defendant determines the consumer's available credit pursuant to paragraph N(4).

          (6) Defendant shall clearly and conspicuously disclose on each cash advance check, or on an attachment to such check, whether or not such check contains an amount pre-printed by defendant:

               (a) That the check is subject to the consumer's available credit;

               (b) A phone number by which the consumer can determine his or her available credit;

               (c) That defendant charges a fee when a consumer exceeds his or her credit limit and the amount of such fee, if, in fact, defendant charges such a fee;

               (d) That defendant will impose a cash advance fee for negotiation of the check and the amount of such fee, if, in fact, defendant charges such a fee;

               (e) That defendant will impose a credit line increase fee in connection with negotiation of the check and the amount of such fee, in fact, defendant will provide the consumer with a credit line increase and impose a credit line increase fee upon negotiations of the check; and

               (f) The APR or periods rate that would apply to any balance created by negotiation of the cash advance check.

          (7) Defendant shall implement the provisions of paragraph N within ninety (90) days of the Settlement Date.

     O. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to disclosures on potential credit limits:

          (1) Within ninety (90) days of the Settlement Date, defendant shall ensure that potential credit limits are adequately disclosed to consumers prior to or simultaneously with providing the consumers with an application or otherwise permitting the consumers to apply for a credit card or other open-end credit account. The disclosures required by this paragraph shall include:

               (a) For any product or program where the entire potential credit limit is not available for any purpose, defendant shall clearly and conspicuously disclose the potential credit limit for each of the following categories:

                    (i)   Cash advances;

                    (ii)  Purchases; and

                    (iii) Balance transfers; and

               (b) For any product or program where defendant applies a different periodic rate to different categories of charges, defendant shall clearly and conspicuously disclose:

                    (i) The APR or periodic rate that applies to each category of charges;

                    (ii) Whether the APR or periodic rate is fixed or variable for each category of charges; and

                    (iii) Defendant's method of applying payments to each
               category of charges.

     P. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to the issuance of credit cards:

          (1) Within ninety (90) days of the Settlement Date, defendant shall ensure that its advertising, telemarketing scripts, written solicitations and processes strictly comply with the requirements of 12 C.F.R. (S) 226.12(a). Such advertising, telemarketing scripts, written solicitations and processes shall permit the issuance of a credit card to a consumer only after receiving an unambiguous, affirmative request for, or agreement to apply for and receive, that card from the consumer.

          (2) Within one hundred eighty (180) days of the Settlement Date, defendant shall ensure that each periodic statement clearly and conspicuously discloses, in a prominent manner not inconsistent with Regulation Z, 12 C.F.R. Part 226, and no lower than one-third (1/3) from the top of the periodic statement, the account balance outstanding on the date of the closing of the billing cycle.

     Q. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to home equity loans:

          (1) Within ninety (90) days of the Settlement Date, defendant shall revise its advertising, telemarketing scripts, written solicitations and processes to ensure adequate disclosure of its home equity loans and home equity lines of credit. These revisions shall include:

               (a) A clear and conspicuous disclosure in all advertisement and solicitations that the product or program relates to a home equity loan or home equity line of credit and not a credit card account; and

               (b)  Strict compliance with 12 C.F.R. (S) 226.5b.

     R. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to credit line increases:

          (1) In any advertisement or solicitation regarding a credit line increase on an existing account, or the availability of a future credit line increase on a new account, defendant shall clearly and conspicuously disclose all charges and changes in account terms resulting from acceptance of the increase, including:

               (a) That a fee will be charged and the amount of the fee, if in fact defendant would charge such a fee as a result of the credit line increase;

               (b) That there will be an increase in the APR or periodic rate on the account and the new APR or periodic rate that will apply, if in fact defendant will increase the APR or periodic rate as a result of the credit line increase; and

               (c) That there will be an increase in the annual fee or membership fee and the amount of the fee, if in fact defendant will increase such fee as a result of the credit line increase.

          (2) For all accounts in which defendant charges or may charge a fee for an automatic credit line increase, defendant shall:

               (a) In the account terms, clearly and conspicuously disclose the amount of the fee for the credit line increase and the consumer's right to cancel the credit line increase within thirty (30) days with a refund of the fee; and

               (b) On the periodic statement where the fee for the credit line increase is reflected, clearly and conspicuously disclose the consumer's right to cancel the credit line increase within thirty (30) days with a refund of the fee.

          (3) Defendant shall implement the provisions of paragraph R within ninety (90) days of the Settlement Date.

     S. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to unwanted telemarketing calls:

          (1) Defendant shall maintain a centralized database identifying all consumers who have requested that they receive no further telephone solicitations from defendant ("No Call List").

          (2) During any telemarketing solicitation in which a consumer requests or expresses a desire that defendant make no further calls to the consumer, defendant shall immediately inform the consumer that the consumer has a right to be placed on defendant's No Call List. Consistent with paragraph S, defendant shall, in fact, place the consumer on defendant's No Call List, and no further telemarketing solicitations shall be made to such consumer.

          (3) Within forty-eight (48) hours of receipt thereof, defendant shall distribute the consumer's No Call List request to all of its business units, which shall thereafter comply with the consumer's request within ten
     (10) days of such distribution.

          (4) Defendant shall implement the provisions of paragraph S within ninety (90) days of the Settlement Date.

     T. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to inactive accounts:

          (1) Defendant shall not close a consumer's account based on inactivity unless:

               (a) Defendant refunds any annual fees, membership fees, or fees for add-on products that have been charged on the account which, if the account remained open, would confer a benefit for any period of time beyond the date of the closure, pro rated for the period of time before the account is closed; and

               (b) Defendant reports the closure to the credit agencies as a "consumer closure," or otherwise ensures that the consumer's credit rating is not adversely affected by the closure.

          (2) Defendant shall submit corrected reports to the appropriate credit reporting agencies for any consumer account closed for inactivity which had not been reported as a "consumer closure" during the period June 15, 1995, through the Settlement Date.

          (3) Defendant shall implement the provisions of paragraph T within ninety (90) days of the Settlement Date.

     U. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory and prohibitory injunctive provisions related to the recording of telemarketing calls:

          (1) For any telemarketing transaction in which defendant sells a credit card, balance transfer, or fee-based product, defendant shall continue to use reasonable efforts to tape record the "close" portion of the telephone call, including a summary of the terms of the sale and the consumer's request or application for the credit card, or affirmative agreement to make the balance transfer or buy the product, as applicable.

          (2) Defendant shall not represent to a consumer that the consumer provided affirmative agreement to a transaction because the transaction was tape recorded, unless defendant has, in response to the consumer's inquiry or complaint, reviewed the tape recording and confirmed such affirmative agreement and does not refuse to make the tape recording available to the consumer.

          (3) Defendant shall retain such tape recordings in a retrievable manner for a period not less than twelve (12) months during the first year after the Settlement Date, and thereafter shall retain such tape recordings in a retrievable manner for a period not less than nine (9) months, provided however, if defendant becomes aware of any dispute concerning the sale of the credit card, balance transfer, or fee-based product to the consumer prior to the end of such twelve (12) or nine (9) month period, as applicable, defendant shall maintain the recording until the dispute has been finally resolved.

          (4) Nothing in paragraph U shall supersede or modify any other provision of this Stipulated Final Judgment and Permanent Injunction.

     V. Pursuant to Business and Professions Code sections 17203 and 17535, defendant is subject to the following mandatory injunctive provisions related to the resolution of individual complaints:

          (1) To the extent not previously resolved, defendant shall resolve in a reasonable manner all individual complaints of which it became aware or becomes aware, between June 15, 1995, through one hundred twenty (120) days after the Settlement Date to the satisfaction of the San Francisco District Attorney's consumer complaint staff. The provisions of this paragraph require defendant to fairly evaluate and take appropriate action(s) to correct any actual harm caused to consumers by the fault of defendant, but do not require defendant to accede to any unreasonable demands. Defendant shall promptly provide the San Francisco District Attorney's consumer complaint staff with any materials requested concerning such complaints. Within one hundred eighty (180) days after the Settlement Date, defendant shall provide the San Francisco District Attorney's consumer complaint staff with a list of all complaints subject to this paragraph and shall provide a brief description of the resolution.

          (2) Beginning one hundred twenty (120) days after the Settlement Date and continuing thereafter, defendant shall continue to comply with the provisions of paragraph V(1), except that defendant shall not be required to provide the San Francisco District Attorney's consumer complaint staff with the list described in the last sentence of that paragraph.

                                  RESTITUTION

     W. Pursuant to Business and Professions Code sections 17203 and 17535, defendant shall make restitution to consumers in connection with the Guaranteed Savings Rate program in the following manner:

          (1) Defendant shall provide restitution to all consumers who transferred balances from other creditors to defendant pursuant to the Guaranteed Savings Rate program during the period June 15, 1995, through the Settlement Date, to the extent not previously refunded by defendant. The amount of restitution paid to each such consumer shall be based on the periodic rate applied to each balance the consumer transferred to defendant and each balance transfer fee paid by the consumer, determined as follows:

               (a) For each balance transferred to defendant by a consumer who submitted Interest Rate Proof on all or some of the balances the consumer transferred to defendant and all such Interest Rate Proof was accepted by defendant in calculating that consumer's Personalized Interest Rate that would be applied by defendant to such balance, the restitution amount shall be calculated for the period beginning on the date defendant first applied the Personalized Interest Rate to such balance and ending one year after such balance was transferred to defendant, and shall equal the sum of:

                    (i) The total difference between the periodic rate finance charges actually charged by defendant by application of the consumer's Personalized Interest Rate and attributable to the transferred balance each period, and the amount of periodic rate finance charges that would have been charged by defendant for such period if the periodic rate applied to the transferred balance had been two percent (2.0%) lower than the weighted average periodic rate calculated from the Interest Rate Proof submitted to defendant by the consumer (prior to any periodic rate adjustment previously made by defendant); and

               (ii) Interest on each difference of periodic rate finance charges calculated in paragraph W(1)(a)(i), beginning on the date of the mailing of each periodic statement reflecting application of the consumer's Personalized Interest Rate to the transferred balance, and continuing through the Settlement Date, at a rate of ten percent (10%) per annum;

               (b) For each balance transferred to defendant by a consumer who submitted Interest Rate Proof to defendant on all or some of the balances the consumer transferred to defendant and any such Interest Rate proof was not accepted by defendant in calculating that consumer's Personalized Interest Rate that would be applied by defendant to such balance, the restitution amount shall be calculated for the period beginning on the date defendant first applied the Personalized Interest Rate to such balance and ending one year after such balance was transferred to defendant, and shall equal the sum of:

                    (i) The total difference between the periodic rate finance charges actually charged by defendant by application of the consumer's Personalized Interest Rate and attributable to the transferred balance each period, and the amount of periodic rate finance charges that would have been charged if the periodic rate applied to the transferred balance had been not greater than the weighted average periodic rate calculated from the Interest Rate Proof submitted by all consumers receiving restitution by the method described in paragraph W(1)(a) (prior to any periodic rate adjustment previously made by defendant) less two percent (2%); and

                    (ii) Interest on each difference of periodic rate finance
               charges calculated in paragraph W(1)(b)(i), beginning on the date of the mailing of each periodic statement reflecting application of the consumer's Personalized Interest Rate to the transferred balance, and continuing through the Settlement Date, at a rate of ten percent (10%) per annum;

               (c) For each balance transferred to defendant by a consumer who submitted Interest Rate Proof on none of the balances the consumer transferred to defendant from which defendant could calculate that consumer's Personalized Interest Rate that would be applied by defendant to such balance, the restitution amount shall be calculated for the period beginning on the date defendant first applied a non-introductory periodic rate to such balance and ending one year after such balance was transferred to defendant, and shall equal:

                    (i) The total difference between the periodic rate finance charges actually charged by defendant by application of the non-introductory periodic rate and attributable to the transferred balance each period, and the amount of periodic rate finance charges that would have been charged if the periodic rate applied to the transferred balance had been three percent (3.0%) lower than the periodic rate actually charged by defendant;

                    (ii) Less the difference between the amount of periodic rate finance charges that would have been charged by defendant by application of the non-introductory periodic rate first applied to such balance and the amount of periodic rate finance charges actually charged by defendant for such period, but no more than the total of paragraph W(1)(c)(i); and

                    (iii) Plus, interest on each difference of periodic rate
               finance charges calculated by subtracting the amount calculated in paragraph W(1)(c)(ii) from the amount calculated in paragraph W(1)(c)(i), beginning on the date of the mailing of each periodic statement reflecting application of a non-introductory periodic rate to the transferred balance, and continuing through the Settlement Date, at a rate of ten percent (10%) per annum;

               (d) For each balance described in paragraphs W(1)(a), W(1)(b) or W(1)(c) transferred to defendant less than one year prior to the Settlement Date, defendant shall provide restitution by the method required by paragraph HH only for the period(s) beginning on the date a non-introductory periodic rate was applied to such balance and continuing through the period that includes the date described in paragraph HH(5). Thereafter, and continuing until one year after the date the balance was transferred to defendant, defendant shall provide restitution by a credit to the consumer's account each period;

               (e) For any consumer who transferred more than one balance to defendant and different non-introductory periodic rates applied to different balances, the formulas described in paragraphs W(1)(a), W(1)(b) and W(1)(c) shall be calculated based upon the periodic rate applicable to each transferred balance;

               (f) For each consumer who was charged a balance transfer fee upon transfer of a balance away from defendant, the restitution amount shall be, in addition to any restitution required elsewhere in paragraph W, the sum of:

                    (i)   The amount of each balance transfer fee; and

                    (ii) Interest on each balance transfer fee, beginning on the date the balance transfer fee was charged to the consumer's account and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

               (g) Any adjustment to a periodic rate required by paragraph W shall be calculated on the basis of a one-year period. Any adjustment to a periodic rate required by paragraph W shall mean a "difference" as that term is used in mathematics. (For example, a two percent (2%) reduction from a periodic rate of fifteen percent (15%) is thirteen percent (13%).); and

               (h) "Weighted average periodic rate calculated from the Interest Rate Proof submitted by all consumers receiving restitution by the method described in paragraph W(1)(a)" refers to a single average periodic rate, calculated from June 15, 1995 through the Settlement Date, and not a floating average periodic rate.

     X. Pursuant to Business and Professions Code sections 17203 and 17535, defendant shall make restitution to consumers in connection with Credit Protection in the following manner:

          (1) Defendant shall make restitution to the following consumers who were charged Credit Protection fees, during the period June 15, 1995, through the Settlement Date:

               (a) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for Credit Protection, canceled Credit Protection;

               (b) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for Credit Protection, contacted defendant and was subject to any "attempt by defendant to have the consumer retain" (as that phrase is defined in paragraph E) Credit Protection; and

               (c) Any consumer who, at any time, submitted a claim to activate his or her Credit Protection benefits, and who was either unable to obtain Credit Protection benefits or was limited to less than eighteen
          (18) months of Credit Protection benefits, in either case, on any of the following bases:

                    (i) Benefits were limited to the number of months the consumer had previously paid Credit Protection fees;

                    (ii) Benefits for involuntary unemployment could not be used until the consumer had paid at least three months of Credit Protection fees;

                    (iii) Benefits for involuntary unemployment could not be used if the consumer became involuntarily unemployed from a part-time job;

                    (iv) The hospitalization, sickness and disability benefits could not be used until after the consumer had paid at least six months of Credit Protection fees, if the hospitalization, sickness or disability were caused by a pre-existing condition;

                    (v) Benefits could not be used if the consumer's credit card account was not current;

                    (vi) Benefits were not available if the consumer's credit card account was over-limit;

                    (vii) Benefits were not available if the consumer, or any higher-income member of the consumer's household, made more than the minimum payment on any credit card account (except a credit card account extended by defendant) while receiving Credit Protection benefits;

                    (viii) Benefits were not available if the consumer accessed any credit from defendant or the consumer's other creditors while receiving Credit Protection benefits; or

                    (ix) Benefits were not available for involuntary
               unemployment if the consumer were self-employed.

          (2) The amount of restitution payable by defendant to each consumer described in paragraph X(1) shall be the sum of:

               (a) The amount of Credit Protection fees charged to the consumer's account during the period June 15, 1995, through the Settlement Date and not previously refunded; and

               (b) Interest, from each date Credit Protection fees were charged to the consumer's account and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

          (3) "Canceled" and "cancel" as used in paragraph X means elimination of Credit Protection from the account with or without imposition of another fee, migration to a different product or program that does not include Credit Protection, or closure of the account at the request of the consumer.

     Y. Pursuant to Business and Professions Code sections 17203 and 17535, defendant shall make restitution to consumers in connection with the "Real Check" promotion in the following manner:

          (1) Defendant shall provide restitution to the following consumers who opened an account with defendant pursuant to defendant's "Real Check" promotion and did not receive the maximum Real Check amount advertised or offered. The amount of restitution to be paid to such consumers shall be calculated as follows:

          (2) For any consumer who transferred a balance of any amount from another creditor to such account at defendant, the amount of restitution shall be:

               (a) The maximum Real Check amount advertised or offered to the consumer, less any Real Check amount previously paid to the consumer; and

               (b) Interest, on the amount described in paragraph Y(2)(a), from the date the balance was transferred to defendant and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

          (3) For any consumer who did not transfer a balance to such account at defendant, but such account incurred any periodic or Account Related Charges, the amount of restitution shall be:

               (a) The total amount of the periodic and other Account Related Charges, up to the maximum Real Check amount advertised or offered to the consumer, and less any Real Check amount previously paid to the consumer; and

               (b) Interest, on each finance or other Account Related Charge, from the date of the mailing of the periodic statement first reflecting such charge through the Settlement Date, at a rate of ten percent (10%) per annum.

     Z. Pursuant to Business and Professions Code sections 17203 and 17535, defendant shall make restitution to consumers in connection with the sale of fee-based products (excluding Credit Protection) in the following manner:

          (1) Defendant shall provide restitution to the following consumers who during the period June 15, 1995, through the Settlement Date, were charged for any fee-based product (excluding only Credit Protection) that was marketed through telemarketing:

               (a) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for the purchase of, or enrollment in, the fee-based product, canceled the fee-based product; and

               (b) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for the purchase of, or enrollment in, the fee-based product, contacted defendant and was subject to any "attempt by defendant to have the consumer retain" the fee-based product, and canceled the product at any time prior to the Settlement Date.

          (2) The amount of restitution payable by defendant to each consumer identified in paragraph Z(1) shall equal the sum of:

               (a) The total amount of fees charged to the consumer for the purchase of, or enrollment in, the fee-based product and not previously refunded; and

               (b) Interest, from each date a fee was charged to the consumer's account for the purchase, or enrollment in, the fee-based product and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

     AA. Pursuant to Business and Professions Code sections 17203 and 1735, defendant shall make restitution to consumers in connection with late fees in the following manner:

          (1) Defendant shall provide restitution to each consumer who, defendant is aware or becomes aware, during the period June 15, 1995, through the Settlement Date, was charged a late fee in connection with a payment that was received by defendant by the due date specified on the consumer's periodic statement and was not previously reversed or refunded.

          (2) The amount of restitution payable by defendant to each consumer described in paragraph AA(1) shall be the sum of:

               (a) The total amount of late fees charged in connection with payments received by defendant by the due date specified on the consumer's periodic statement; and

               (b) Interest, from the date each such late fee was charged to the consumer's account and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

          (3) For each consumer described in paragraph AA(1) on whose account finance or other Account Related Charges were increased based in whole or in part on the basis of a payment that was received by defendant by the date specified on the consumer's periodic statement but was treated as a late payment by defendant, defendant shall:

               (a) Within ninety (90) days of the Settlement Date, adjust such consumer's account to reflect the terms and conditions that would have applied if such payment had not been treated as a late payment by defendant; and

               (b) In addition to the restitution payable to such consumer under paragraph AA(2), pay to such consumer the sum of:

               (i) The difference between the total amount of finance and other Account Related Charges actually imposed during the period June 15, 1995 through the Settlement Date, and the total amount of finance and other Account Related Charges that would have been imposed if such payment had not been treated as a late payment by defendant; and

               (ii) Interest, from the date each finance or other Account Related Charge was imposed and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

    BB.   Pursuant to Business and Professions Code sections 17203 and 17535, defendant shall make restitution to consumers in connection with performance based pricing in the following manner:

          (1) Defendant shall provide restitution to, and shall make adjustments to the accounts of, each consumer on whose account, during the period June 15, 1995, through the Settlement Date:

               (a) Income was recorded by defendant as $99,999, although information available to defendant indicated that the consumer's income was higher than $99,999;

               (b) Finance or other Account Related Charges were increased, in whole or in part, due to an increase in the consumer's unsecured debt; and

               (c) Such finance or other Account Related Charges would not have been increased, or would have been increased by a smaller amount, if defendant had accurately recorded the consumer's income.

          (2) To the extent not previously refunded, the amount of restitution required under paragraph BB(1) shall be the sum of:

               (a) The difference between the total amount of finance and other Account Related Charges actually imposed during the period June 15, 1995, through the Settlement Date, and the total amount of finance and other Account Related Charges that would have been imposed if defendant had accurately recorded the consumer's income; and

               (b) Interest, from the date each finance or other Account Related Charge was imposed and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

          (3) For any consumer entitled to restitution pursuant to paragraph BB(2), defendant shall, within ninety (90) days after the Settlement Date, adjust the consumer's account to the terms and conditions that would have applied if defendant had accurately recorded the consumer's income.

     CC. Pursuant to Business and Professions Code sections 17203 and 17535, defendant shall make restitution to consumers in connection with cash advance checks in the following manner:

          (1) Defendant shall provide restitution to, and shall make adjustments to the account of, each consumer who, during the period June 15, 1995, through the Settlement Date, negotiated a cash advance check that contained an amount pre-printed by defendant in excess of the amount of credit available to the consumer at the time the check was negotiated that resulted in the imposition of finance or other Account Related Charges on the basis of the consumer exceeding his or her credit limit.

          (2) To the extent not previously refunded, the amount of restitution required to be paid to each consumer described in paragraph CC(1) shall be the sum of:

               (a) The difference between the total amount of finance and other Account Related Charges actually imposed during the period June 15, 1995, through the Settlement Date, and the total amount of finance and other Account Related Charges that would have been imposed if the consumer had not exceeded his or her credit limit by negotiation of such cash advance check; and

               (b) Interest, from the date each finance or other Account Related Charge was imposed and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

          (3) For each consumer entitled to restitution pursuant to paragraph CC(2), defendant shall adjust the consumer's account to the terms and conditions that would have applied if the consumer had not exceeded his or her credit limit by negotiation of the cash advance check. This adjustment shall include any credit line increases the consumer otherwise would have been offered.

          (4) For each consumer entitled to restitution pursuant to paragraph CC(2), defendant shall correct any information supplied to any credit reporting agency indicating that the consumer exceeded his or her credit limit by negotiation of the cash advance check.

          (5) Defendant shall implement the provisions of paragraphs CC(3) and CC(4) within ninety (90) days of the Settlement Date.

                           RESERVE AND PAYMENT FLOOR

     DD. Within ten (10) days of the Settlement Date, defendant shall reserve or deposit into a segregated deposit account an amount not less than THREE HUNDRED MILLION DOLLARS ($300,000,000) ("Payment Floor").

     EE. Within sixty (60) days of the Settlement Date, defendant shall reserve or deposit into a segregated deposit account such additional amounts as are necessary to fully fund the restitution provisions of this Stipulated Final Judgment and Permanent Injunction.

     FF. Defendant shall make all restitution payments required by this Stipulated Final Judgment and Permanent Injunction, regardless of whether the total of such payments exceeds the Payment Floor. If the total of such payments is less than the Payment Floor, defendant shall make additional payments, as required by paragraph HH of this Stipulated Final Judgment and Permanent Injunction, up to the amount of the Payment Floor.

     GG.  The following shall not apply against the Payment Floor:

          (1) Any offsets permitted by paragraph HH(16), regardless of when made;

          (2)  Any payments defendant has made prior to the Settlement Date; and

          (3) Any payments defendant makes after the Settlement Date, unless expressly made pursuant to, and in conformity with, this Stipulated Final Judgment and

     Permanent Injunction.

                               METHOD OF PAYMENT

     HH. The restitution required by this Stipulated Final Judgment and Permanent Injunction shall be made as follows:

          (1) Defendant shall make restitution payments and other payments (not including civil penalties) required by this Stipulated Final Judgment and Permanent Injunction in conformity with paragraph HH.

     (2) Defendant shall produce a list of each restitution payment to each consumer required to be made pursuant to each paragraph of this Stipulated Final Judgment and Permanent Injunction that requires the payment of restitution ("Payment List"). Before compiling this Payment List, defendant shall update the addresses for all consumers to whom restitution is owed who are no longer account holders by conducting a standard address search using the National Change of Address System. Defendant shall provide the Certified Public Accounting firm described in paragraph LL of this Stipulated Final Judgment and Permanent Injunction with the Payment List which shall contain all of the following information:

               (a)  The amount of each payment;

               (b) The name, mailing address and account number of the consumer to whom the payment is required to be made;

               (c)  The paragraph number pursuant to which payment is required;
          and

               (d) Whether the consumer will be paid by offset pursuant to paragraph HH(16).

          (3) Defendant shall use reasonable efforts to provide a complete or partial Payment List to the Certified Public Accounting firm within thirty
     (30) days of the Settlement Date. In any event, defendant shall provide a complete Payment List to the Certified Public Accounting firm no later than sixty (60) days of the Settlement Date.

          (4) Defendant shall pay interest, in addition to any other interest required by this Stipulated Final Judgment and Permanent Injunction, on each payment for which the information required by paragraph HH(2) is provided to the Certified Public Accounting firm later than thirty (30) days after the Settlement Date. The amount of such interest shall be calculated on the basis of the amount of the payment, at a rate of ten percent (10%) per annum, for a period of thirty
     (30) days.

          (5) After receiving approval from the San Francisco District Attorney, defendant shall, within ten (10) days, mail the restitution checks, in the restitution amounts required by this Stipulated Final Judgment and Permanent Injunction, to all consumers who are not being paid by offset pursuant to paragraph HH(16). The checks shall be made payable to the consumers and shall be sent by United States Postal Service first-class mail, address correction service requested. The face of the checks shall clearly and conspicuously state "VOID IF NOT NEGOTIATED WITHIN 180 DAYS." The checks shall be mailed in an envelope approved by the San Francisco District Attorney. Enclosed with each check shall be a letter provided by the San Francisco District Attorney, which shall be provided to defendant within ten (10) days of the Settlement Date and shall be in a form substantially similar to Appendix A, attached hereto. The envelope shall contain no other materials other than those specified by paragraph HH.

          (6) Defendant shall, for each consumer to whom a restitution check is mailed, update the Payment List to include:

               (a)  The restitution check number;

               (b)  The amount of the restitution check; and

               (c)  The date the restitution check was mailed.

          (7) Defendant shall continuously update the Payment List to include the date each restitution check is returned for any reason or the date each check was negotiated, as applicable.

          (8) For a period of one hundred twenty (120) days from the date the restitution checks are mailed, defendant shall make reasonable attempts to locate any consumers whose restitution checks were returned for any reason. If defendant has information that the consumer is deceased, defendant shall make reasonable efforts to pay the restitution to the consumer's estate or the consumer's heirs, as appropriate.

          (9) One hundred eighty-seven (187) days after the restitution checks are mailed, defendant shall void all checks that defendant has been unable to deliver to the consumer, the consumer's estate, or the consumer's heirs, or that have not been negotiated. For each consumer whose check has been voided, defendant shall update the Payment List to reflect that fact and shall provide the Public Accounting firm with the complete updated Payment List.

          (10) Within twenty (20) days after voiding the restitution checks pursuant to paragraph HH(9), defendant shall calculate the amount of "Excess Funds." The amount of Excess Funds shall be calculated as follows:

               (a) If the aggregate dollar amount of restitution checks mailed pursuant to paragraph HH(5) was less than the Payment Floor, the amount of Excess Funds is the sum of:

                    (i) The difference between the Payment Floor and the aggregate dollar amount of restitution checks mailed pursuant to paragraph HH(5); and

                    (ii) The aggregate dollar amount of checks voided pursuant to paragraph HH(9); or

               (b) If the aggregate dollar amount of restitution checks mailed pursuant to paragraph HH(5) was greater than or equal to the Payment Floor, the amount of Excess Funds is the aggregate dollar amount of checks voided pursuant to paragraph HH(9).

          (11) The entire amount of Excess Funds shall be distributed to consumers who were mailed a restitution check pursuant to paragraph HH(5) and whose checks were not voided pursuant to paragraph HH(9). The amount of Excess Funds to be distributed to each such consumer shall be the same proportion of Excess Funds as the proportion of that consumer's restitution payment has to the aggregate dollar amount of restitution checks mailed pursuant to paragraph HH(5) less the aggregate amount of checks voided pursuant to paragraph HH(9). Within twenty (20) days after voiding the restitution checks pursuant to paragraph HH(9), defendant shall update the Payment List to reflect the amount of Excess Funds due to each eligible consumer, and shall provide the complete updated list to the Certified Public Accounting firm.

          (12) Within thirty (30) days after receiving approval from the San Francisco District Attorney, defendant shall mail the Excess Funds checks. The Excess Funds checks shall be payable to each consumer, and shall be sent by United States Postal Service first-class mail, address correction service requested. The face of the checks shall clearly and conspicuously state "VOID IF NOT NEGOTIATED WITHIN 180 DAYS." The checks shall be mailed in an envelope approved by the San Francisco District Attorney. Enclosed with each check shall be a letter provided by the San Francisco District Attorney, which shall be provided to defendant within ten (10) days of the Settlement Date, and which shall be in a form substantially similar to Appendix B, attached hereto. The envelope shall contain no other materials other than those specified by paragraph HH. Defendant shall, for each consumer to whom an Excess Funds check is sent, update the Payment List to include:

               (a)  The Excess Funds check number;

               (b)  The amount of the Excess Funds check; and

               (c)  The date the Excess Funds check was mailed.

          (13) Defendant shall continuously update the Payment List to include the date each Excess Funds check was returned for any reason, or the date each Excess Funds check was negotiated, as applicable.

          (14) One hundred eighty-seven (187) days after the Excess Funds checks are mailed, defendant shall void all checks that defendant has been unable to deliver to the consumer, the consumer's estate, or the consumer's heirs, or that have not been negotiated. Within twenty (20) days of voiding the Excess Funds checks, defendant shall update the Payment List and shall provide the updated Payment List to the Certified Public Accounting firm and shall calculate and advise the Certified Public Accounting firm of the aggregate total of:

               (a) The Excess Funds checks that were received by consumers but not negotiated; and

               (b)  The Excess Funds checks that were returned for any reason.

          (15) Defendant shall comply with the directions of the San Francisco District Attorney concerning the disposal of the unclaimed Excess Funds.

          (16) Defendant shall offset a restitution payment to a consumer required by this Stipulated Final Judgment and Permanent Injunction against amounts that have been charged off on the consumer's account, subject to the limitations of this paragraph. Such offset shall be limited to charge-offs for the principal amount of charges for purchases, cash advances, and balance transfers, incurred by the consumer, exclusive of finance charges, other Account Related Charges and any fees for the purchase of, or enrollment in, defendant's fee-based products that were charged-off by defendant. To the extent that the restitution amount owed by defendant to the consumer pursuant to this Stipulated Final Judgment and Permanent Injunction exceeds such principal amount, defendant shall send such consumer a restitution check pursuant to paragraph HH(5), and shall otherwise comply, as to that consumer, with paragraphs HH(5) through HH(15). For any offset conducted pursuant to this paragraph, defendant shall notify the consumer of such offset and shall make the appropriate report to the appropriate credit reporting agencies.

          (17) The San Francisco District Attorney shall provide to defendant the name of the Certified Public Accounting firm and the scope of the San Francisco District Attorney's engagement of the firm. The San Francisco District Attorney shall allow five (5) days for defendant to comment on these matters, but shall not be bound to resolve any objections or accept any suggestions by defendant.

                    JOINT SETTLEMENT: TREATMENT OF PAYMENTS

     II. As a result of joint efforts, the People of the State of California have entered into this Stipulated Final Judgment and Permanent Injunction with Providian Financial Corporation, Providian Bank and Providian Bancorp Services, and the Comptroller of the Currency has entered into a Consent Order with Providian National Bank.

     JJ. Any payment made by Providian National Bank pursuant to the Consent Order shall be considered as discharging any identical payment obligation by Providian Financial Corporation and Providian Bancorp Services pursuant to this Stipulated Final Judgment and Permanent Injunction.

     KK. Any payment made by Providian Financial Corporation and Providian Bancorp Services pursuant to this Stipulated Final Judgment and Permanent Injunction shall be considered as discharging any identical payment obligation by Providian National Bank pursuant to the Consent Order, to the extent that such payment:

          (1) Is made to a customer or previous customer of Providian National Bank;

          (2)  Is required by the Consent Order; and

          (3)  Complies with all the requirements of the Consent Order.

                                  MONITORING

     LL. The restitution required by this Stipulated Final Judgment and Permanent Injunction shall be monitored as follows:

          (1) Within thirty (30) days after the Settlement Date, the San Francisco District Attorney shall engage the services of a Certified Public Accounting firm to monitor compliance with all provisions of this Stipulated Final Judgment and Permanent Injunction that require payments to consumers. The engagement shall provide that the San Francisco District Attorney, and not defendant, is the client of the Certified Public Accounting firm and that the firm shall treat all information obtained as a result of the engagement confidential.

          (2) The San Francisco District Attorney shall require, as part of the engagement, that the Certified Public Accounting firm:

               (a) Provide a report that evaluates defendant's compliance with paragraphs HH(1) and HH(2) of this Stipulated Judgment and Permanent Injunction. The firm shall provide this report to the San Francisco District Attorney within a reasonable time after receiving the Payment List from defendant pursuant to paragraph HH(2);

               (b) Provide a report that evaluates defendant's compliance with paragraphs HH(3) through HH(9). The firm shall provide this report to the San Francisco District Attorney within a reasonable time after receiving the updated Payment List from defendant pursuant to paragraph HH(9); and

               (c) Provide a report that evaluates defendant's compliance with paragraphs HH(10) through HH(14) and paragraph HH(16). The firm shall provide this report to the San Francisco District Attorney within a reasonable time after being advised of the total of unclaimed Excess Funds from defendant pursuant to paragraph HH(14).

          (3) Defendant shall make available to the Certified Public Accounting firm all records, reports and other information necessary, in the judgment of the firm, under the direction of the San Francisco District Attorney, to accomplish full and complete evaluation of defendant's compliance with all provisions of this Stipulated Final Judgment and Permanent Injunction that require restitution payments.

          (4) Defendant shall be responsible for all expenses associated with the requirements of paragraph LL, including, but not limited to, all professional fees to the Certified Public Accounting firm.

                                CIVIL PENALTIES

     MM. At the time of entry of this Stipulated Final Judgment and Permanent Injunction, defendant shall pay civil penalties to plaintiff, the People of the State of California, pursuant to Business and Professions Code sections 17206 and 17536 in the amount of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000). Payment shall be made by cashier's check made payable to the "City and County of San Francisco," and shall be delivered to the San Francisco District Attorney's Office, Consumer & Environmental Protection Unit, 732 Brannan Street, San Francisco, California, Attn: June D. Cravett, Assistant District Attorney.

                           RETENTION OF JURISDICTION

     NN. Jurisdiction is retained by the court for the purpose of enabling any party to the Stipulated Final Judgment and Permanent Injunction to apply to the Court at any time for such further orders and directions as may be necessary or appropriate for the construction or the carrying out of this Stipulated Final Judgment and Permanent Injunction, for the modification or dissolution of any injunctive provisions hereof, for enforcement of compliance herewith, and for the punishment of violations hereof, if any.

     OO. This Stipulated Final Judgment and Permanent Injunction shall take effect immediately upon entry thereof, without further notice to defendant.

     PP. The clerk is ordered to enter this Stipulated Final Judgment and Permanent Injunction forthwith.

DATED: June 27, 2000                 /S/ Alfred G. Chiantelli
      ---------------------          ----------------------------
                                     JUDGE OF THE SUPERIOR COURT

APPENDIX A

Dear Sir or Madam:

The enclosed check is a restitution payment from Providian.  Please cash this
                                                             ----------------
check as soon as possible.  It will be void after 180 days from the date of the
-------------------------------------------------------------------------------
check.
------

This payment to you was made possible by the joint efforts of the Office of the Comptroller of the Currency of the United States of America ("OCC"), the San Francisco District Attorney's Office, and the California State Attorney General's Office.

During 1999 and earlier this year, the San Francisco District Attorney investigated the practices of Providian Financial Corporation, Providian Bank and Providian Bancorp Services, and the OCC investigated the practices of Providian National Bank. Both agencies determined that certain consumers may have been harmed by those practices. Providian National Bank entered into a Consent Order with the OCC. Providian Financial Corporation, the bank's parent company, and Providian Bank and Providian Bancorp Services, entered into a Stipulated Final Judgment with the People of the State of California.

As a result of these settlements, Providian agreed to make payments to consumers who may have been harmed by its practices. Under the terms of the settlement, you were identified as one of the consumers who are entitled to such a payment.

If you would like to review the OCC's Consent Order with the Providian National Bank on the Internet, you will find it at www.occ.treas.gov, or you may receive a printed copy of the Consent Order by sending $[ ] to [address]. You may review the People of the State of California's Stipulated Final Judgment against Providian Financial Corporation, et al., by contacting either the San Francisco District Attorney's Office or the California State Attorney General's Office at www.ci.sf.ca.us/da/ or www.caag.state.ca.us.

Sincerely,


________________________________             _________________________________
[Comptroller Representative]                 [District Attorney Representative]

                                  APPENDIX B

Dear Sir or Madam:

As you may recall, several months ago you received a restitution payment from Providian. That payment was made possible by the joint efforts of the San Francisco District Attorney's Office, the California State Attorney General's Office, and the Comptroller of the Currency of the United States of America ("OCC").

During 1999 and earlier this year, the San Francisco District Attorney's Office investigated the practices of Providian Financial Corporation, Providian Bank and Providian Bancorp. The OCC investigated the practices of Providian National Bank. As a result of a settlement, Providian agreed to create a settlement fund for consumers who were entitled to restitution because of those practices. You were identified as one of the consumers who are entitled to restitution.

The enclosed check represents excess funds from the settlement fund, which have been divided among consumers who received and cashed the first check. Please
                                                                       ------
cash this check as soon as possible.  It will be void after 180 days from the
-----------------------------------------------------------------------------
date of the check.
------------------

If you would like to review the People of the State of California's Stipulated Final Judgment against Providian Financial Corporation, et al., on the Internet, contact either the San Francisco District Attorney's Office or the California State Attorney General's Office at www.ci.sf.ca.us/da/ or www.caag.state.ca.us. To review the OCC's Consent Order with the Providian National Bank on the Internet, you will find it at www.occ.treas.gov, or you may receive a printed copy of the Consent Order by sending $[ ] to [address].

Sincerely,


____________________________________         _____________________________
[District Attorney Representative]           [Comptroller Representative]

TERENCE HALLINAN
District Attorney
DAVID A. PFEIFER, State Bar. No. 127785
Assistant Chief District Attorney
JUNE D. CRAVETT, State Bar No. 105094
Assistant District Attorney
732 Brannan Street
San Francisco, California 94103
Telephone: (415) 551-9537

BILL LOCKYER
Attorney General
HERSCHEL T. ELKINS
Senior Assistant Attorney General
SUSAN E. HENRICHSEN, State Bar No. 66174
IAN K. SWEEDLER, State Bar No. 169969
Deputy Attorneys General
110 West A Street, Suite 1100
San Diego, CA 92186-5266
Telephone: (619) 645-2081

Attorneys for Plaintiff, the People of the State of California



               IN THE SUPERIOR COURT OF THE STATE OF CALIFORNIA

                        FOR THE COUNTY OF SAN FRANCISCO

                            UNLIMITED JURISDICTION



------------------------------------------
THE PEOPLE OF THE STATE OF CALIFORNIA,          Case No. 313230

                        Plaintiff,              STIPULATION FOR ENTRY
                                                OF FINAL JUDGMENT AND PERMANENT
                 vs.                            INJUNCTION

PROVIDIAN FINANCIAL CORPORATION, a
Delaware corporation; PROVIDIAN BANK, a
Utah corporation and PROVIDIAN BANCORP
SERVICES, a California corporation,

                        Defendants.
------------------------------------------

     Plaintiff, the People of the State of California, appearing through its attorneys Terence

Hallinan, District Attorney of the City and County of San Francisco, by Assistant District Attorneys David A. Pfeifer and June D. Cravett, and Bill Lockyer, Attorney General for the State of California, by Senior Assistant Attorney General Herschel T. Elkins and Deputy Attorneys General Susan E. Henrichsen and Ian K. Sweedler, and defendants Providian Financial Corporation, Providian Bank and Providian Bancorp Services (hereinafter "defendants"), appearing through their attorneys Keker & Van Nest, L.L.P., by Robert A. Van Nest and Jon S. Tigar, hereby enter into this Stipulation for Entry of Final Judgment and Permanent Injunction as follows:

                                   RECITALS

     WHEREAS defendant Providian Financial Corporation is a Delaware corporation that maintains its headquarters and principal place of business at 201 Mission Street, San Francisco, California; that conducts business in the City and County of San Francisco and throughout the State of California; and that has no offices or employees located outside the State of California;

     WHEREAS defendant Providian Financial Corporation is the sole shareholder of its wholly owned subsidiaries, Providian National Bank, Providian Bank and Providian Bancorp Services, a California corporation that also maintains its principal place of business at 201 Mission Street, San Francisco, California;

     WHEREAS plaintiff has filed a complaint against defendants alleging violations of California Business and Professions Code sections 17200 and 17500;

     WHEREAS defendants, in the interest of settlement and compromise, consent to the entry of the Stipulated Final Judgment and Permanent Injunction; and

     WHEREAS plaintiff has determined that the Stipulated Final Judgment and Permanent Injunction, including the payment provisions, provides a suitable and equitable resolution of the complaint on file in the action (hereinafter "Complaint");

                                  STIPULATION

          On the basis of the foregoing, the parties hereby stipulate and agree as follows:

     1.   Defendants waive service of a summons and complaint in this action.

     2. The proposed Stipulated Final Judgment and Permanent Injunction, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference, may be rendered and entered as set forth therein, without the taking of proof and without trial or adjudication of any fact or law, without the Stipulated Final Judgment and Permanent Injunction constituting evidence or an admission by defendants regarding any issue of law or fact alleged in the Complaint, and without defendants admitting any liability.

     3. Defendants each warrant and represent that it is a proper party to the Final Judgment and Permanent Injunction.

     4. Defendant Providian Financial Corporation warrants and represents that it is the sole shareholder of Providian National Bank, Providian Bank and Providian Bancorp Services, and that it has the authority to, and hereby does, guarantee the compliance by its subsidiaries with the injunctive provisions in the Stipulated Final Judgment and Permanent Injunction, and the satisfaction by its subsidiaries of the monetary provisions of the Stipulated Final Judgment and Permanent Injunction.

     5. Each defendant represents and warrants that the execution and delivery of this Stipulation for Entry of Final Judgment and Permanent Injunction is its free and voluntary act and that the Stipulation for Entry of Final Judgment and Permanent Injunction and the Stipulated Final Judgment and Permanent Injunction are the result of good faith settlement negotiations.

     6. The parties warrant that they will implement the terms of the Stipulated Final Judgment and Permanent Injunction in good faith.

     7. Plaintiff may submit the Stipulated Final Judgment to any judge of the superior court for approval and signature, based on this Stipulation for Entry of Final Judgment and Permanent Injunction, during the court's ex parte calendar or on any other ex parte basis, without notice to or any appearance by any defendant which notice and right to appear each defendant hereby waives.

     8. Each defendant waives any right to appeal, to attempt to set aside or vacate, or otherwise to attack, directly or collaterally, the Stipulated Final Judgment and Permanent Injunction entered pursuant to this Stipulation or any provision contained therein.

     9. Defendants will pay any fees charged by the superior court associated with the filing of the Stipulation for Entry of Final Judgment and Permanent Injunction.

     10. The Stipulated Final Judgment and Permanent Injunction shall bar any other action which the People of the State of California could have brought against defendants based upon the facts alleged in the Complaint for acts occurring prior to the entry of the Stipulated Final Judgment and Permanent Injunction. The Stipulated Final Judgment is meant to resolve all matters set forth in the allegations in the Complaint.

     11. The parties represent and warrant that the signatories to this Stipulation for Entry of Final Judgment have authority to act for and bind them.

     12. Each of the undersigned representatives of defendants warrants that the representative has been duly authorized by the defendant for whom the representative appears to be acting to enter and execute this Stipulation for Entry of Final Judgment and Permanent Injunction on behalf of that defendant.

     13. This Stipulation for Entry of Final Judgment and Permanent Injunction may be executed in counterparts and on multiple signature pages.

DATED:    June 27, 2000                TERENCE HALLINAN
                                       San Francisco District Attorney


                                       By: /s/ David A. Pfeifer
                                           ----------------------------
                                          David A. Pfeifer
                                          Assistant Chief District Attorney


                                       By: /s/ June D. Cravett
                                           ----------------------------
                                          June D. Cravett
                                          Assistant District Attorney

                                          Attorneys for Plaintiff,
                                          The People of the State of California

DATED:  June 26, 2000                  BILL LOCKYER
                                       Attorney General


                                       By:/s/ Susan E. Henrichsen
                                          --------------------------------
                                          Susan E. Henrichsen
                                          Deputy Attorney General
                                          Attorneys for Plaintiff

                                          Attorneys for Plaintiff,
                                          The People of the State of California



DATED:  June 26, 2000                  PROVIDIAN FINANCIAL CORPORATION
                                       PROVIDIAN BANK
                                       PROVIDIAN BANCORP SERVICES


                                       By:/s/ Shailesh Mehta
                                          --------------------------------
                                          Shailesh Mehta
                                          Chairman and Chief Executive Officer



APPROVED AS TO FORM AND CONTENT:


DATED:  June 24, 2000                KEKER & VAN NEST, L.L.P.
                                     By:/s/ Robert A. Van Nest
                                          --------------------------------
                                          Robert A. Van Nest
                                          Jan Little
                                          Attorneys for Defendants,
                                          Providian Financial Corporation,
                                          Providian Bank and Providian
                                          Bancorp Services